Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 14, 2013

CONTACTS:	Molly Fazio, Parthenon Capital Partners
617-960-4012
mollyf@parthenoncapital.com

Parthenon Capital Partners Completes Investment in White River Capital

SAN FRANCISCO, CA –Parthenon Capital Partners, a Boston and San Francisco based private equity firm (“Parthenon”), and White River Capital, Inc. (NYSE MKT: RVR) (“White River”) today announced the closing of the transaction in which an affiliate of Parthenon will acquire White River and its wholly-owned subsidiary Coastal Credit, L.L.C. (“Coastal Credit”) in a merger transaction between the Parthenon affiliate and White River.  Coastal Credit is a leading sub-prime auto finance company that acquires and services auto receivables originated at franchised and independent dealerships.  One of Parthenon’s largest limited partners, OPTrust, will also invest in the transaction.  Proceeds from the transaction will be used to provide liquidity to White River’s shareholders who held shares at the effective time of the merger.  At a Special Meeting of Shareholders held on February 11, 2013, White River’s shareholders voted to approve the merger, the merger agreement for the transaction, and all transactions contemplated by the merger agreement.

Coastal Credit is led by President and CEO Bill McKnight, who developed the Company into one of the leading sub-prime auto finance businesses serving both the military and civilian markets in the U.S.  Mr. McKnight stated, “We are very excited to partner with Parthenon given their knowledge of the auto finance industry combined with their track record of helping companies grow.  We have developed a shared vision for Coastal’s continued growth and disciplined industry approach and have already begun to make significant progress towards our goals.”

Andrew Dodson, Partner at Parthenon, also remarked, “We are thrilled to partner with Bill and the rest of the Coastal team.  Their 25-year history of producing growth and unparalleled underwriting results makes Coastal a unique company in the auto finance industry.  Together with Bill and his team, we look forward to continuing this success and augmenting it through enhanced technology and dealer services, initiatives that we have already begun to implement.”

Headquartered in Virginia Beach, VA, Coastal Credit was founded in 1987 by Bill McKnight with the goal of extending auto financing to sub-prime borrowers, particularly in the military market.  Military lending requires intimate knowledge of customer credit characteristics and strong, long-term relationships with dealerships, both of which have been solidified over 25+ years of doing business.  By leveraging its successful track record and industry-leading underwriting capabilities, the Coastal team expanded its geographic footprint and began serving the broader civilian market.  Today, the Company enjoys a leading presence in both military and civilian dealerships, and operates across 27 U.S. states through 14 branch locations.

Brian P. Golson, Managing Partner at Parthenon, said, “This transaction is the culmination of a multi-year search for the right partnership in the sub-prime auto finance sector.  In partnership with Parthenon, we believe the Coastal team—both organically and through acquisitions—can extend its national reach and continue its impressive growth, while maintaining its industry-leading underwriting discipline.”

About White River and Coastal Credit
White River is the holding company for Coastal Credit LLC. Coastal Credit LLC founded in 1987, is a specialized auto finance company, headquartered in Virginia Beach, Virginia, engaged in acquiring sub-prime auto receivables from both franchised and independent automobile dealers which have entered into contracts with purchasers of typically used, but some new, cars and light trucks. Coastal Credit then services the receivables it acquires. Coastal Credit commenced operations in Virginia in 1987 and conducts business in 27 states – Alaska, California, Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Washington – through its 14 branch locations.

About Parthenon Capital Partners
Parthenon Capital Partners is a leading mid-market private equity firm based in Boston and San Francisco. Parthenon utilizes niche industry expertise and a deep execution team to invest in growth companies in service industries. Parthenon seeks to be an active and aligned partner to management, either through recapitalization transactions or by backing new executives. Parthenon has particular expertise in business services, financial and insurance services and healthcare, but seeks any service, technology or delivery business with a strong value proposition and proprietary know-how. Parthenon's investment team has deep experience in corporate strategy, capital markets and operations, enabling the firm to pursue complex, multi-faceted value creation opportunities. For more information, please visit www.parthenoncapitalpartners.com.

About OPTrust
The OPTrust Private Markets Group (“PMG”) is the private investment arm of OPTrust, one of Canada’s largest public pension plans, serving almost 84,000 members and pensioners, and has over C$13.7 billion in assets under management. PMG is responsible for all of OPTrust’s private markets investing which includes both private equity and infrastructure with total capital under management of C$5.5 billion. PMG has offices in London and Toronto and has a dedicated team of 23 investment professionals with significant principal investing experience.